Exhibit 99.1
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[LOGO OMITTED]                                    Ocwen Financial Corporation(R)
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FOR IMMEDIATE RELEASE             FOR FURTHER INFORMATION CONTACT:
                                       Robert J. Leist, Jr.
                                       Vice President & Chief Accounting Officer
                                       T: (561) 682-7958
                                       E: rleist@ocwen.com


                      OCWEN FINANCIAL CORPORATION ANNOUNCES
                         SECOND QUARTER 2004 NET INCOME

West Palm Beach, FL - (July 13, 2004) Ocwen Financial Corporation (NYSE:OCN) today reported net income for the second quarter of 2004 of $0.8 million or $0.01 per share compared to net income of $4.1 million or $0.06 per share for the second quarter of 2003; second quarter 2004 results include a provision of $9.3 million related to a jury verdict rendered on July 9th, as discussed below. For the six months ended June 30, 2004 the Company reported net income of $7.5 million or $0.11 per share as compared to a net loss of $(4.3) million or $(0.06) per share in the same period in 2003. Net income in 2004 would have been $10.1 million for the second quarter and $16.8 million year to date, excluding the provision for the jury verdict. (Management is presenting this non-GAAP financial measure because it believes the measure will assist investors in making meaningful comparisons to prior periods.)

Chairman and CEO William C. Erbey stated, "We are pleased to report $10.1 million in net income for the quarter, prior to the reserve for the adverse jury verdict, particularly in light of the continued pressure from low interest rates and high prepayment speeds on our Residential Loan Servicing business. Among the points to note with respect to this quarter's results are the following:
o Our core business units reported aggregate pre-tax income of $9.1 million in the second quarter, an improvement of $1.6 million vs. the 2003 second quarter. Year to date, our core businesses reported pre-tax income of $17.1 million, up $2.7 million or 19% over the same period last year. Our newer core businesses - Ocwen Realty Advisors, Unsecured Collections, Business Process Outsourcing and Commercial Servicing - contributed to this growth, posting increases in pre-tax income of $1.2 million in the second quarter of 2004, and $4.2 million in the first six months as compared to the same periods last year.
o OTX reported pre-tax income of $1.5 million in the second quarter, which includes the recognition of revenue representing one-time documentation fees related to our contract with Aegis Mortgage for the use of our REALServicing(TM) system. This represents the first major commercial contract for REALServicing. We believe this successful implementation of the product is a significant milestone for OTX.
o Our non-core businesses reported aggregate pre-tax income of $2.6 million, primarily representing interest income and mark to market gains resulting from strong cash flows on our commercial and subprime residual trading securities.
o Our Corporate segment reported pre-tax losses of $11.0 million in the second quarter, including the $9.3 million provision related to the recent jury verdict.
o Non-core assets were reduced to $130.0 million at June 30th, a decline of $52.2 million or 29% over the balance at December 31, 2003, primarily due to loan repayments and asset sales.
o Our Residential Loan Servicing business has continued its position as a high-quality, low cost provider and has remained profitable despite a $9.1 million increase in amortization of mortgage servicing rights and compensating interest expense in the first six months of 2004 as compared to the same period last year. We are pleased that the Federal Reserve Board has begun the process of raising short-term interest rates which will have an immediate impact on float income and, we believe, over the intermediate term, a salutary effect on prepayment speeds.

As we have discussed in the past, our strategic restructuring has included actions to diversify our sources of funding. We believe that the capital markets may offer cost efficient alternatives to replace our remaining deposit funding that would permit us to enhance the growth of our Residential Loan Servicing business. Accordingly, while no final determination has been made, we are considering actions that may result in Ocwen Federal Bank FSB terminating its status as a federal savings bank, whereupon Ocwen Financial Corporation would no longer be a thrift holding company. Such a determination, if any, would be subject to various contingencies, including regulatory approval."

The Residential Loan Servicing business reported pre-tax income of $4.6 million in the second quarter of 2004 vs. $8.4 million in the 2003 second quarter. Year to date, pre-tax income was $10.4 million as compared to $17.6 million in the same period of 2003. These results reflect the continuing pressures from low interest rates and rising prepayment speeds in our portfolio. One important measure of the impact of these trends is the expense associated with mortgage

Ocwen Financial Corporation
Second Quarter Results
July 13, 2004


servicing rights amortization and compensating interest expense. These combined amounts increased by $2.4 million or 8% in the second quarter of 2004 as compared to 2003, and by $9.1 million or 16% for the six months ended June 30. Operating expenses also increased in both the second quarter and year to date periods in 2004 as compared to 2003, reflecting costs associated with our property management contract with the United States Department of Veteran's Affairs and as a result of reassuming, in the fourth quarter of 2003, certain collection activities that had been performed by outside parties. As a result of high prepayment rates, as well as reduced purchases of servicing rights, our servicing portfolio has declined somewhat since the end of 2003. As of June 30, 2004, we were the servicer of approximately 334 thousand loans with an unpaid principal balance (UPB) of $34.8 billion, as compared to approximately 360 thousand loans and $37.7 billion of UPB at December 31, 2003.

OTX reported pre-tax income of $1.5 million in the 2004 second quarter compared to a pre-tax loss of $(2.6) million in the 2003 second quarter. Year to date in 2004, OTX reported a pre-tax loss of $(0.2) million as compared to $(6.0) million in the same period last year. Second quarter 2004 results reflect one time revenues associated with the service contract between OTX and Aegis Mortgage for the use of the REALServicing system.

Our other core businesses reported aggregate pre-tax income of $2.9 million in the second quarter of 2004 as compared to $1.7 million in the second quarter of 2003. For the six months ended June 30, 2004, these businesses reported aggregate pre-tax income of $6.9 million as compared to $2.7 million in the same period of 2003. These improvements primarily reflect the growth of our Business Process Outsourcing business as well as the reduction in losses for Commercial Servicing, which achieved break-even results for the six months ended June 30, 2004.

Our non-core businesses recorded aggregate pre-tax income of $2.6 million for the second quarter as compared to pre-tax income of $0.2 million in 2003. Year to date, these businesses reported aggregate pre-tax income of $0.9 million as compared to a pre-tax loss of $(12.0) million in the same period of 2003. 2004 second quarter results include interest income from both our commercial and subprime subordinate trading securities portfolio as well as mark to market gains on these securities, reflecting strong cash flows during the period. This revenue was partially offset by impairment charges on two of our remaining commercial assets.

The Corporate Segment reported a pre-tax loss of $(11.0) million in the second quarter of 2004 as compared to a loss of $(3.3) million in the same period last year. Year to date, Corporate reflected a pre-tax loss of $(10.5) million as compared to $(6.5) million in the same period of 2003. While technology and interest expenses in Corporate for 2004 were reduced as compared to 2003 in both the quarter and year to date periods, second quarter 2004 Corporate results include a provision of $9.3 million related to a recent jury verdict. On July 9, 2004 a jury rendered an adverse verdict in litigation brought by Cartel Asset Management, Inc. ("Cartel") against the Company and its subsidiaries, Ocwen Federal Bank FSB and Ocwen Technology Xchange in federal court in Denver, Colorado. Cartel alleged trade secret and contract-related claims arising out of real estate valuation services performed from 1997 through the first quarter of 2001, at which time the Company ceased doing business with Cartel. The lawsuit does not involve challenges to the Company's core Residential Loan Servicing business practices. We believe that the verdict, which has not yet been reduced to final judgment, is contrary to the facts and law, and it will be vigorously challenged in post-trial motions and, if necessary, an appeal to the U.S. Court of Appeals for the Tenth Circuit.

In summary, aggregate core business earnings in the second quarter of 2004 increased by 22.3% as compared to the second quarter of 2003, while year to date 2004 core business earnings increased 18.5% as compared to the same period in 2003. Non-core assets have been reduced by 29% since the end of 2003. Net income in 2004 would have been $10.1 million for the second quarter and $16.8 million year to date, excluding the provision for the jury verdict.

Ocwen Financial Corporation is a diversified financial services holding company with headquarters in West Palm Beach, Florida and operations in India, Japan and Taiwan. Ocwen Financial Corporation is engaged in a variety of businesses related to residential and commercial mortgage servicing, real estate asset management, asset recovery, business process outsourcing and the marketing and sales of technology solutions to third parties. Ocwen Financial Corporation is a global leader in customer service excellence as a result of our company-wide commitment to quality, integrity and accountability. Additional information about Ocwen Financial Corporation is available at www.ocwen.com.

Ocwen Financial Corporation
Second Quarter Results
July 13, 2004


This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, interest rates and the impact of changes in interest rates on the servicing business, the availability of financing alternatives, the potential actions that may result in our no longer being a thrift holding company, and expectations with regard to litigation. Forward-looking statements are not guarantees of future performance, and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially.

Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the following: general economic and market conditions, prevailing interest or currency exchange rates, governmental regulations and policies, international political and economic uncertainty, availability of adequate and timely sources of liquidity, uncertainty related to dispute resolution and litigation, federal income tax rates, recognition of deferred tax credits and real estate market conditions and trends, as well as other risks detailed in OCN's reports and filings with the Securities and Exchange Commission, including its periodic report on Form 10-K for the year ended December 31, 2003. The forward-looking statements speak only as of the date they are made and should not be relied upon. OCN undertakes no obligation to update or revise the forward-looking statements.

Ocwen Financial Corporation
Second Quarter Results
July 13, 2004

                                         OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                                             CONSOLIDATED STATEMENTS OF OPERATIONS
                                           (Dollars in thousands, except share data)


                                                                          Three Months                     Six Months
---------------------------------------------------------------    ---------------------------     ---------------------------
For the periods ended June 30,                                        2004             2003            2004            2003
---------------------------------------------------------------    -----------     -----------     -----------     -----------

Revenue
  Servicing and related fees...................................    $    38,602     $    32,224     $    80,723     $    66,052
  Vendor management fees.......................................         13,654           6,091          26,828          10,865
  Gain (loss) on trading and match funded securities, net......          2,503           3,188           1,860           2,765
  Valuation gains (losses) on real estate......................         (1,974)         (6,308)         (3,825)         (6,009)
  Gain (loss) on sales of real estate..........................             81              13            (460)             92
  Operating income (loss) from real estate.....................            565           1,421             573           2,192
  Gain on debt repurchases.....................................             --              (4)             --              (4)
  Other income.................................................          4,984           2,776          11,604           5,831
                                                                   -----------     -----------     -----------     -----------
    Non-interest revenue.......................................         58,415          39,401         117,303          81,784
                                                                   -----------     -----------     -----------     -----------

  Interest income .............................................          5,962           6,998          10,567          13,755
  Interest expense.............................................          7,096           9,404          14,898          18,731
                                                                   -----------     -----------     -----------     -----------
    Net interest income (expense) before provision for loan
    losses.....................................................         (1,134)         (2,406)         (4,331)         (4,976)
  Provision for loan losses....................................           (287)         (3,250)           (819)         (3,085)
                                                                   -----------     -----------     -----------     -----------
    Net interest income (expense) after provision for loan
    losses.....................................................           (847)            844          (3,512)         (1,891)
                                                                   -----------     -----------     -----------     -----------
     Total revenue.............................................         57,568          40,245         113,791          79,893
                                                                   -----------     -----------     -----------     -----------

Non-interest expense
  Compensation and employee benefits...........................         20,897          17,130          42,930          34,838
  Occupancy and equipment......................................          4,021           2,685           8,018           5,515
  Technology and communication costs...........................          6,616           4,497          13,285           8,994
  Loan expenses................................................          7,460           3,465          15,387           7,000
  Loss (gain) on affordable housing properties.................            (41)            (56)            (79)            314
  Professional services and regulatory fees....................         15,636           4,060          21,461          19,344
  Other operating expenses.....................................          2,199           2,554           5,256           4,850
                                                                   -----------     -----------     -----------     -----------
    Non-interest expense.......................................         56,788          34,335         106,258          80,855
                                                                   -----------     -----------     -----------     -----------

Distributions on Company-obligated, mandatorily redeemable
    securities of subsidiary trust holding solely junior
    subordinated debentures of the Company (Capital Securities)             --           1,529              --           3,059
                                                                   -----------     -----------     -----------     -----------
Income (loss) before minority interest and income taxes........            780           4,381           7,533          (4,021)
Minority interest in net income (loss) of subsidiaries.........            (47)            (73)            (68)           (336)
Income tax expense.............................................             55             305              66             612
                                                                   -----------     -----------     -----------     -----------
    Net income (loss)..........................................    $       772     $     4,149     $     7,535     $    (4,297)
                                                                   ===========     ===========     ===========     ===========

Earnings (loss) per share
  Basic........................................................          $0.01           $0.06           $0.11          $(0.06)
  Diluted......................................................          $0.01           $0.06           $0.11          $(0.06)

Weighted average common shares outstanding
  Basic........................................................     68,160,020      67,240,155      67,961,217      67,289,964
  Diluted......................................................     69,534,999      68,372,204      69,314,392      67,289,964

Ocwen Financial Corporation
Second Quarter Results
July 13, 2004

                                         OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                                        CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                          (Dollars in thousands, except share data)

                                                                                              June 30,          December 31,
                                                                                                2004                2003
                                                                                           --------------      --------------

Assets
  Cash and amounts due from depository institutions..................................      $      282,099      $      215,764
  Interest earning deposits..........................................................                   7                 324
  Trading securities, at fair value:
     U.S. government and sponsored enterprise securities.............................               4,652               6,679
     Subordinates and residuals......................................................              42,280              42,841
  Real estate........................................................................              68,080             103,943
  Affordable housing properties......................................................               8,198               7,410
  Loans, net.........................................................................              11,520              28,098
  Match funded assets................................................................             132,775             130,087
  Premises and equipment, net........................................................              41,633              41,944
  Advances on loans and loans serviced for others....................................             337,320             374,769
  Mortgage servicing rights..........................................................             136,174             166,495
  Receivables........................................................................              85,415              88,157
  Other assets.......................................................................              39,016              33,607
                                                                                           --------------      --------------
     Total assets....................................................................      $    1,189,169      $    1,240,118
                                                                                           ==============      ==============

Liabilities and Stockholders' Equity
  Liabilities
    Deposits.........................................................................      $      455,669      $      446,388
    Escrow deposits..................................................................             138,661             116,444
    Bonds - match funded agreements..................................................             117,745             115,394
    Lines of credit and other secured borrowings.....................................              50,582             150,384
    Notes and debentures.............................................................              56,249              56,249
    Accrued interest payable.........................................................               4,099               4,789
    Accrued expenses, payables and other liabilities.................................              36,191              31,926
                                                                                           --------------      --------------
     Total liabilities...............................................................             859,196             921,574
                                                                                           --------------      --------------

  Minority interest in subsidiaries..................................................               1,294               1,286

  Stockholders' equity
   Common stock, $.01 par value; 200,000,000 shares authorized: 68,201,948 and
     67,467,220 shares issued and outstanding at June 30, 2004 and December 31,
     2003, respectively..............................................................                 682                 675
   Additional paid-in capital........................................................             230,440             225,559
   Retained earnings.................................................................              97,943              90,409
   Accumulated other comprehensive income (loss), net of taxes.......................                (386)                615
                                                                                           --------------      --------------
       Total stockholders' equity....................................................             328,679             317,258
                                                                                           --------------      --------------
         Total liabilities and stockholders' equity..................................      $    1,189,169      $    1,240,118
                                                                                           ==============      ==============

Ocwen Financial Corporation
Second Quarter Results
July 13, 2004

Pre-Tax Income (Loss) by Business Segment
                                                                        Three Months                        Six Months
                                                                -----------------------------      ----------------------------
For the periods ended June 30,                                     2004              2003             2004             2003
-----------------------------------------------------------     -----------       -----------      -----------      -----------
(Dollars in thousands)
 Core businesses
   Residential Loan Servicing..............................     $     4,637       $     8,401      $    10,383      $    17,649
   OTX.....................................................           1,534            (2,645)            (237)          (5,972)
   Ocwen Realty Advisors...................................           1,576             1,594            3,535            2,609
   Unsecured Collections...................................             889               964            2,290            2,281
   Business Process Outsourcing............................             707               (77)           1,104                4
   Commercial Servicing....................................            (226)             (784)              (3)          (2,165)
                                                                -----------       -----------      -----------      -----------
                                                                      9,117             7,453           17,072           14,406
                                                                -----------       -----------      -----------      -----------
 Non-core businesses
   Commercial Assets.......................................             190            (4,239)          (3,050)          (6,668)
   Affordable Housing......................................          (1,186)           (1,324)          (2,159)          (3,604)
   Subprime Finance........................................           3,623             5,785            6,127           (1,700)
                                                                -----------       -----------      -----------      -----------
                                                                      2,627               222              918          (11,972)
                                                                -----------       -----------      -----------      -----------
 Corporate Items and Other.................................         (10,964)           (3,294)         (10,457)          (6,455)
                                                                -----------       -----------      -----------      -----------
 Income (loss) before minority interest and income taxes...     $       780       $     4,381      $     7,533      $    (4,021)
                                                                ===========       ===========      ===========      ===========

Non-Core Assets
                                                                                                    June 30,        December 31,
(Dollars in thousands)                                                                                2004              2003
                                                                                                   ----------       -----------
Loans, net
   Affordable housing........................................................................      $    3,635       $     6,545
   All other.................................................................................           7,885            21,553
Real estate..................................................................................          68,080           103,943
Subordinates, residuals and other trading securities.........................................          42,280            42,841
Affordable housing properties................................................................           8,198             7,410
                                                                                                   ----------       -----------
   Total non-core assets.....................................................................      $  130,078       $   182,292
                                                                                                   ==========       ===========